                                                                       Exhibit B
                          NATIONAL FUEL RESOURCES, INC.
                                  BALANCE SHEET

                                             AT SEPTEMBER 30,
                                       ----------------------------
                                           2001            2000
                                       -----------      -----------
ASSETS
Current Assets:
  Cash and Temporary
    Cash Investments                   $22,640,186      $13,939,170
  Accounts Receivable - Net             13,908,666       18,603,913
  Accounts Receivable - Interco
  Reserve for Bad Debts
  Gas Stored Underground                 9,288,227       13,774,379
  Other Current Assets                     126,755         (305,588)
                                       -----------      -----------
                                        45,963,834       46,011,874
                                       -----------      -----------

Property, Plant, and Equipment
  Furniture and Fixtures                   971,791          866,345
Less - Accumulated DD&A                   (709,478)        (506,230)
                                       -----------      -----------
                                           262,313          360,115
                                       -----------      -----------

Other Assets                            22,287,072          748,826
                                       -----------      -----------

                                       $68,513,219      $47,120,815
                                       ===========      ===========

LIABILITIES
Current Liabilities:
  Accounts Payable                     $   217,632      $ 5,079,622
  Accrued Liabilities                    2,356,831        3,659,325
  Current Income Taxes - Federal
  Accounts Payable - Intercompany          214,344          224,543
  Notes Payable - Intercompany          19,000,000       33,900,000
  Dividend Payable                         100,000          100,000
                                       -----------      -----------
                                        21,888,807       42,963,490
                                       -----------      -----------
Long Term Liabilities:
Deferred Income Taxes                   (2,034,879)      (2,802,529)
Liability for Derivative Financial
   Instruments                          16,499,910          868,830
Miscellaneous Deferred Credits           1,872,870        1,057,963
                                       -----------      -----------
                                        16,337,901         (875,736)
                                       -----------      -----------

Stockholder's Equity:
  Common Stock                              10,000           10,000
  Capital Paid in Excess of Par         33,490,000        3,490,000
  Retained Earnings                     (2,298,919)       1,533,061
  Unrealized Gain/Loss                    (914,570)               0
                                       -----------      -----------
Total Equity                            30,286,511        5,033,061
                                       -----------      -----------

                                       $68,513,219      $47,120,815
                                       ===========      ===========